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                                                                    Exhibit 23.1


The Board of Directors
Sato Travel Holding Co., Inc.:

We consent to the inclusion of our report dated April 13, 2001, except for the third paragraph of note 15, which is as of July 11, 2001, with respect to the consolidated balance sheets of Sato Travel Holding Co., Inc. and subsidiaries as of December 31, 2000 and January 2, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000 and January 2, 2000, which report appears in the Form 8-K/A of Navigant International, Inc. to be filed on August 14, 2001.


McLean, Virginia
August 10, 2001